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                            CERTIFICATE OF AMENDMENT

                                       TO

                          CERTIFICATE OF INCORPORATION


         SUNRISE PRESCHOOLS, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

         FIRST: That at a meeting of the Board of Directors of Sunrise Preschools, Inc., a Delaware corporation (the "Corporation") on February 1, 1991, resolutions were duly adopted setting forth a proposed amendment to the Certificate of Incorporation of the Corporation, declaring said amendment to be advisable and directing that said amendment be considered at the next annual meeting of the stockholders of the Corporation. The resolutions setting forth the proposed amendment are as follows:


         RESOLVED, that the first paragraph of Article 5 of the Corporation's Certificate of Incorporation be, and hereby is, amended in its entirety to read as follows:

                 5. Authorized Capital. The total number of shares of stock which the Company shall have authority to issue is 11,000,000 shares, consisting of 10,000,000 shares of common stock having a par value of $.01 per share (the "Common Stock") and 1,000,000 shares of preferred stock having a par value of $1.00 per share (the "Preferred Stock").

         SECOND: That thereafter, pursuant to resolution of its Board of Directors, an annual meeting of the stockholders of the Corporation was duly called and held on March 28, 1991, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

                                  EXHIBIT 3.2

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         THIRD:  That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

                 IN WITNESS WHEREOF, Sunrise Preschools, Inc. has caused this certificate to be signed by James R. Evans, its President, this 9th day of June, 1995.

                                           SUNRISE PRESCHOOLS, INC., a Delaware
                                           corporation



                                           By  /s/ James R. Evans
                                               ---------------------------------
                                                   James R. Evans, President


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